UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 20, 2017 (January 11, 2017)

AMERICAN POWER GROUP CORPORATION

(Exact name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-13776	71-0724248
(Commission File Number)	(I.R.S. Employer Identification Number)

7 Kimball Lane, Building A

Lynnfield, MA 01940

(Address of Principal Executive Offices, including Zip Code)

(781) 224-2411

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2017, American Power Group Corporation (the “Company”) amended the employment agreements with Maurice Needham, its Chairman, Lyle E. Jensen, its President and Chief Executive Officer and Charles E. Coppa, its Chief Financial Officer and Treasurer.

Maurice Needham

If the Company terminates Mr. Needhams’s employment without cause during the terms of the employment agreement and Mr. Needham executes a release in favor of the Company, the Company will provide Mr. Needham with continuation of his base salary and benefits for a period of three months after termination. Prior to the amendment, Mr. Needham was to receive twelve months of payments.

Lyle E. Jensen

If the Company terminates Mr. Jensen’s employment without cause during the terms of the employment agreement and Mr. Jensen executes a release in favor of the Company, the Company will provide Mr. Jensen with continuation of his base salary and benefits for a period of three months after termination. Prior to the amendment, Mr. Jensen was to receive nine months of payments.

Charles E. Coppa

If the Company terminates Mr. Coppa’s employment without cause during the terms of the employment agreement and Mr. Coppa executes a release in favor of the Company, the Company will provide Mr. Coppa with continuation of his base salary and benefits for a period of three months after termination. Prior to the amendment, Mr. Coppa was to receive six months of payments.

The foregoing descriptions of the employment agreements do not purport to be complete and are qualified in their entirety by reference to the complete text of each such document, a copy of which is filed as an exhibit hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description

10.1	Amendment No. 1 to the Employment Agreement by and between American Power Group Corporation and Maurice Needham dated April 1, 2003.

10.2	Amendment No. 1 to the Employment Agreement by and between American Power Group Corporation and Lyle E. Jensen dated April 25, 2016.

10.3	Amendment No. 1 to the Employment Agreement by and between American Power Group Corporation and Charles E. Coppa dated April 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN POWER GROUP CORPORATION

By:	/s/ Charles E. Coppa
Charles E. Coppa
Chief Financial Officer

Date: January 20, 2017